Exhibit 5

September 6, 2016

Ministry of Finance and the Public Service

30 National Heroes Circle

Kingston 4

Jamaica

Ladies and Gentlemen:

We have acted as special United States counsel for the Government of Jamaica (“Jamaica”) in connection with the issuance and sale of U.S.$743,238,000 aggregate principal amount of Jamaica’s 8.000% Amortizing Notes due 2039 (the “Notes”) in a reopening of Jamaica’s existing series of 8.000% Amortizing Notes due 2039 pursuant to an Underwriting Agreement, dated August 11, 2016, entered into among Jamaica, Citigroup Global Markets Inc. and Merrill Lynch, Pierce Fenner & Smith Incorporated (the “Underwriting Agreement”).

The Notes are registered pursuant to a Registration Statement under Schedule B (File No. 333-205769) (the “Registration Statement”), dated July 21, 2015 and as amended on July 22, 2015, as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated July 23, 2015, as filed with the Commission on July 23, 2015 (the “Base Prospectus”) and the prospectus supplement, dated August 11, 2016, as filed with the Commission on August 12, 2016 (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”

The Notes have been issued under a fiscal agency agreement, dated June 20, 2002, as supplemented by a supplement to the fiscal agency agreement dated October 11, 2007, and an additional supplement to the fiscal agency agreement dated August 18, 2016, among Jamaica and Deutsche Bank Trust Company Americas, as fiscal agent, paying agent and registrar (the “Fiscal Agent”) and Deutsche Bank Luxembourg S.A. as Luxembourg paying agent and transfer agent (as so supplemented, the “Fiscal Agency Agreement”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

1. the Registration Statement;

2. the Prospectus;

3. the Fiscal Agency Agreement;

4. the Notes; and

5. the Underwriting Agreement.

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September 6, 2016

Ministry of Finance and the Public Service

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization, execution and delivery of all documents by all the parties thereto; (ii) the genuineness of all signatures on all documents; (iii) the authenticity and completeness of all documents, records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, records, certificates and other instruments were authentic and complete; (v) the legal capacity and competency of all individuals executing documents; (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us; (vii) that the Fiscal Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Fiscal Agency Agreement; (viii) that the Fiscal Agent is in compliance, with respect to acting as a fiscal agent under the Fiscal Agency Agreement, with all applicable laws and regulations; and (ix) that the Fiscal Agent has the requisite organizational and legal power and authority to perform its obligations under the Fiscal Agency Agreement and the Fiscal Agency Agreement constitutes the valid and binding obligation of the Fiscal Agent.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion:

1. The Notes when issued, assuming that the Notes were executed, authenticated, issued and delivered by Jamaica and the Fiscal Agent in accordance with the provisions of the Fiscal Agency Agreement and the Underwriting Agreement, constituted valid and binding obligations of Jamaica, enforceable against Jamaica in accordance with their terms.

In rendering the opinion expressed above, we have further assumed that, at the time of the delivery of such Notes, the effectiveness of the Registration Statement under the Securities Act had not been terminated or rescinded.

The opinion expressed herein is subject to the following exceptions, qualifications and limitations:

A. It is (i) limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law and principles affecting creditors’ rights generally, including without limitation fraudulent transfer or fraudulent conveyance laws and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law and (ii) subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

B. With reference to, but without limiting in any way, qualification (A) above, certain provisions which could be construed as a penalty or forfeiture, provisions indemnifying a party against liability for its own wrongful or negligent acts or otherwise in cases where indemnification could be considered contrary to public policy (including, without limitation, under federal and state securities laws and regulations as interpreted by applicable governmental authorities), provisions exculpating another party from liability or waiving defenses or other rights, provisions to the effect that terms of the documents may not be waived

September 6, 2016

Ministry of Finance and the Public Service

or modified except in writing, provisions regarding the recovery of attorneys’ fees for a person who is not the prevailing party in a final proceeding, provisions imposing a payment obligation with respect to Jamaica’s obligations and provisions whereby a party purports to ratify acts in advance of the occurrence of such acts, are or may be unenforceable in whole or in part under applicable law; however, subject to the other qualifications stated herein, such unenforceability will not, in our opinion, make the remedies afforded by the Fiscal Agency Agreement inadequate for the practical realization of remedies upon a material default by Jamaica.

C. No opinion is expressed herein with respect to (i) the validity or enforceability of any provision contained in the Fiscal Agency Agreement allowing any party to exercise any remedial rights without notice to Jamaica, (ii) the validity or enforceability of any waiver of demand by Jamaica, or any waiver of any rights or any defense which as a matter of law or public policy cannot be waived, (iii) the validity or enforceability of any provisions contained in the Fiscal Agency Agreement purporting to establish evidentiary standards, (iv) the validity or enforceability of any provision of the Fiscal Agency Agreement which purports to establish the subject matter jurisdiction of the United States District Court to adjudicate any controversy related to any of the Fiscal Agency Agreement, (v) the validity or enforceability of any provision of the Fiscal Agency Agreement which purports to entitle any person or entity to specific performance of any provision thereof, (vi) the validity or enforceability of any provision of the Fiscal Agency Agreement that requires a person or entity to cause another person or entity to take or to refrain from taking action under circumstances in which such person or entity does not control such other person or entity, (vii) the validity or enforceability of any provision of the Fiscal Agency Agreement insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes or (viii) the effectiveness of service of process by mail in any suit, action or proceeding of any nature arising in connection with or in any way relating to any Fiscal Agency Agreement.

D. Our opinion is subject to the enforceability in the United States of America of the waiver of immunities by Jamaica as set out in the Fiscal Agency Agreement and the Debt Securities and such waiver of immunities is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, as amended.

E. No opinion is expressed herein with respect to the validity, binding effect or enforceability of any provision of the Fiscal Agency Agreement insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes, other than (a) the enforceability by a New York State court under New York General Obligations Law Section 5-1401 of the choice of New York State law as the governing law of the Fiscal Agency Agreement (subject, however, to the extent limited by the Constitution of the United States and by Section 1-301 of the New York Uniform Commercial Code), and (b) the enforceability by a New York State court under New York General Obligations Law Section 5-1402 of New York State courts as a non-exclusive forum for the adjudication of disputes with respect to the Fiscal Agency Agreement. We express no opinion as to the acceptance by a Federal court located in the State of New York of jurisdiction of a dispute arising under the Fiscal Agency Agreement.

F. No opinion is expressed as to the validity or enforceability of any provision of the Fiscal Agency Agreement that (i) requires that waivers or amendments must be in writing in so far as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (ii) waives (a) vague or broadly stated rights, (b) future rights, (c) the benefits of statutory, regulatory or constitutional rights, unless and to the extent that the statute, regulation or constitution expressly allows waiver, (d) unknown future defenses, or (e) rights to damages; (iii) states that rights or remedies are not exclusive, that every right or remedy is

September 6, 2016

Ministry of Finance and the Public Service

cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (iv) imposes penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default; (v) appoints one party as an attorney-in-fact for an adverse party; or (vi) states that time is of the essence.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this opinion letter, the internal laws of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Jamaica.

We note that, as of the date of this opinion letter, a judgment for money in an action based on securities denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Note is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of securities denominated in a foreign currency, a state court in the State of New York rendering a judgment on such securities would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the securities are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to Amendment No. 3 to the Annual Report of Jamaica for the year ended March 31, 2016. We also hereby consent to the use of our name under the headings “Validity of the Notes” and “Validity of Any Series of Debt Securities” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Paul Hastings LLP